                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              THIOKOL CORPORATION
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

[LOGO OF THIOKOL APPEARS HERE]


                                                             SEPTEMBER 12, 1997

Dear Stockholder:

  We invite you to the Annual Meeting of Stockholders of Thiokol Corporation, which will be held on Thursday, October 23, 1997, at the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah, commencing at 10:00 a.m. local time. Information about the matters to be voted upon at the meeting is in the enclosed formal Notice of Meeting and Proxy Statement.

  It is important that your shares be represented at this meeting whether or not you personally plan to attend. Please sign, date, and return your proxy promptly in the enclosed envelope. This will not limit your right to vote in person or attend the meeting.

  The Company's Annual Report for the fiscal year ended June 30, 1997, is being distributed to stockholders along with this proxy statement.


                                    [SIGNATURE OF JAMES R. WILSON APPEARS HERE]
                                     Chairman of the Board,
                                     President and Chief
                                     Executive Officer

                                   NOTICE OF
                 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                          THURSDAY, OCTOBER 23, 1997

To the Stockholders:

  The Annual Meeting of Stockholders of Thiokol Corporation (the "Company") will be held on Thursday, October 23, 1997, at the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah, at 10:00 a.m. local time, to consider and vote upon:

  1. Election of two directors (see page 2);

  2. Ratification of appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1998 (see page
     19); and

  3. Any other business that may properly come before the meeting.

  The close of business on September 2, 1997, has been fixed as the record date for the meeting. All stockholders of record on that date are entitled to be present and vote at the meeting.

  Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

  The meeting will be conducted pursuant to the Company's By-Laws and rules of order prescribed by the chairman of the meeting.

September 12, 1997

                                          By Order of the Board of Directors,

                                          Edwin M. North
                                          Secretary

                              THIOKOL CORPORATION
                           2475 WASHINGTON BOULEVARD
                            OGDEN, UTAH 84401-2398

                                PROXY STATEMENT

                                                             September 12, 1997

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors of proxies for use at its Annual Meeting of Stockholders to be held on Thursday, October 23, 1997, and at any adjournment thereof (the "1997 Annual Meeting").

  Shares represented in person or by properly executed and unrevoked proxies received in proper form in time for the 1997 Annual Meeting will be voted. Shares will be voted in accordance with stockholders' instructions in the accompanying proxy. If any such proxy contains no instructions, the shares will be voted in accordance with the directors' recommendations, which are noted herein. Any proxy given may be revoked at any time before it is voted at the meeting.

  On September 2, 1997, the record date for the 1997 Annual Meeting, there were 18,284,884 shares of $1.00 par value common stock outstanding, each entitled to one vote, and there is no cumulative voting. The Company has no other class of equity securities outstanding.

  Pursuant to the By-Laws of the Company, three Judges of Election have been elected by the Board of Directors to serve at the 1997 Annual Meeting. In the event any judge so elected shall not be present at the meeting, that judge shall be replaced with a judge by the Board of Directors in advance of the meeting or by the chairman of the meeting in advance of any voting at such meeting. The owners of a majority of the outstanding shares entitled to vote are required for a quorum for the transaction of business at the 1997 Annual Meeting. Under Delaware corporation law abstentions, withheld votes and broker no-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be considered part of the quorum. Directors will be elected by a plurality of the votes cast at the 1997 Annual Meeting, which means that abstentions, withheld votes, and broker no-votes will not affect the election of the candidates. All other proposals, including the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, require the favorable vote of the holders of a majority of the shares present and entitled to vote at the 1997 Annual Meeting to pass. Therefore, abstentions as to particular proposals will have the same effect as votes against such proposals and broker no-votes will not be counted as votes for or against the proposal, and will not be included in counting the number of votes necessary for approval of the proposal. For a ten day period prior to the date of the 1997 Annual Meeting, a list of stockholders entitled to vote will be open for examination during normal business hours at the Company's principal offices, 2475 Washington Blvd., Ogden, Utah and may be examined by any stockholder for any purpose germane to the meeting. The approximate mailing date of the Proxy Statement and Proxy to stockholders is September 12, 1997.

  The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers, and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Company's common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain directors, officers, and other employees of the

Company, not specifically employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone, or telegraph. In addition, the Company has retained D. F. King & Co., Inc. to assist in the solicitation for a fee of $5,000 plus expenses.

                           1. ELECTION OF DIRECTORS

  The Board of Directors is currently comprised of eleven directors. By resolution, in accordance with the By-Laws of the Company, the Board of Directors' membership was increased from ten to eleven directors effective June 19, 1997. Dr. D. Larry Moore was elected by the Board to fill the vacancy created by the expansion of the Board's membership and to serve in the class of Directors for which term of office expires at the 1997 Annual Meeting. The Company's Restated Certificate of Incorporation and By-Laws provide for the Board to be divided into three classes. Each class serves for a term of three years. At the 1997 Annual Meeting, Michael P. C. Carns and D. Larry Moore will stand for election as nominees for directors for a term to expire at the 2000 Annual Meeting.

  L. Dennis Kozlowski and James M. Ringler will not stand for re-election. Subsequent to the Annual Meeting of Stockholders, by resolution of the Board in accordance with the By-Laws of the Company, the Board will be reduced to nine members.

  The following table shows the class in which each nominee for director and each director continuing in office serves and the year in which the term of office for each such class expires.

                              BOARD OF DIRECTORS
                          YEAR TERM OF OFFICE EXPIRES
                         AT THE OCTOBER ANNUAL MEETING

                                   1997        1998        1999        2000
                                   ----        ----        ----        ----
NOMINEES FOR DIRECTOR

Michael P. C. Carns                ----------------------------------------
D. Larry Moore            }        ----------------------------------------

DIRECTORS CONTINUING IN OFFICE

Neil A. Armstrong
Charles S. Locke                   ----------------------------
William O. Studeman       }        ----------------------------
Donald C. Trauscht

Edsel D. Dunford                   ----------------
U. Edwin Garrison         }        ----------------
James R. Wilson

  The nominees for election as directors at the 1997 Annual Meeting for the above described terms are listed on the following pages. If any nominee should become unavailable, an event the Board of Directors does not anticipate, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors, or the Board may reduce the number of directors. All nominees are presently serving as directors and have consented to being named herein and to serve if elected.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

BOARD MEETING ATTENDANCE AND COMPENSATION OF DIRECTORS

  The Company's Board of Directors met six times during fiscal year 1997. Except for James M. Ringler, all incumbent directors were present for 75 percent or more of the total meetings of the Board while they were Board members.

  Directors who are employees of the Company receive no compensation for their service as directors. Mr. James R. Wilson is the only employee serving as a director. Other directors are paid an annual retainer of $30,000 plus a fee of $1,000 and travel expenses for each Board meeting attended. Mr. Edsel D. Dunford provides consulting services to the Company and serves as one of three Company directors on the Blade Acquisition Corp. Board of Directors, the holding company for Howmet Corporation. Thiokol Holding Company, a wholly owned subsidiary of the Company, is beneficial owner of 49 percent of Blade Acquisition Corp. common stock. Mr. Dunford receives a $50,000 annual retainer paid quarterly by the Company for serving as a Blade director, plus out-of-pocket expenses.

  The Company maintains a Deferred Fees Plan where non-employee directors may elect to have payment of part or all of their directors' compensation deferred until such time as they cease to be a director. The Plan permits directors the option of electing the deferral of their directors' fees into a cash or phantom stock credit account. Amounts credited to the cash account are credited with increments (similar to interest), and amounts credited to the phantom stock account are credited with amounts reflecting the change in the price of the Company's common stock and payment of dividends. All distributions of a director's cash or phantom stock account are made only in cash. Edsel D. Dunford, Charles S. Locke, D. Larry Moore and James M. Ringler participate in the Plan's cash account. Two retired directors with an interest in the Plan are receiving benefits.

  U. Edwin Garrison, the retired Chairman of the Board and Chief Executive Officer of the Company, receives the director's fees paid to non-officer directors. Mr. Garrison, as a retired employee of the Company, participates in the Pension Plan and Excess Plan and receives the benefits described on page 12.

NOMINEES FOR DIRECTORS

  THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING

[PHOTO OF       MICHAEL P.C. CARNS, age 60, was elected a director of the
MICHAEL       Company in January 1995. General Carns retired as Vice Chief of
P.C. CARNS    Staff of the United States Air Force in 1994 with 36 years of
APPEARS       distinguished military service. General Carns is a director of
HERE]         Woodward Clyde Group, an international consulting group, and a member of the Board of Trustees of the Monterey Institute of International Studies. He holds a Bachelor of Science degree from the United States Air Force Academy and a Masters of
              Business Administration degree from Harvard University.

[PHOTO OF       D. LARRY MOORE, age 61, was elected a director of the Company
D. LARRY      in June 1997. He is the retired President and Chief Operating
MOORE         Officer of Honeywell, Inc., an electronic automation and control
APPEARS       systems manufacturer, a position he held from April 1993 to June
HERE]         1997. Joining Honeywell in 1986, he served in various executive positions including Executive Vice President and Chief Operating
              Officer 1990 to 1993. Dr. Moore is a director of Geon Company,
              Honeywell, Inc., Reynolds Metals Company, and Rohr Inc.  Dr.
              Moore holds a Ph.D. in Economics from Arizona State University and a Bachelor of Science degree and Masters in Business
              Administration from the University of Arizona.

DIRECTORS CONTINUING IN OFFICE

  THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING

[PHOTO OF       NEIL A. ARMSTRONG, age 67, became a director of the Company in
NEIL A.       October 1989. He has served as Chairman of AIL Systems, Inc.,
ARMSTRONG     subsidiary of Eaton Corporation, an electronics and systems
APPEARS       company with sales primarily to the Federal Government. He is a
HERE]         director of CINergy, Inc., Cincinnati Milacron Inc., Eaton
              Corporation, RMI Titanium Co., and USX Corporation. He holds a
              Bachelor of Science degree in Aeronautical Engineering from Purdue University and a Master of Science degree in Aerospace
              Engineering from the University of Southern California.

[PHOTO OF       CHARLES S. LOCKE, age 68, is the retired Chairman of the Board
CHARLES S.    and Chief Executive Officer of Morton International, Inc., a
LOCKE         manufacturer and marketer of specialty chemicals, automotive
APPEARS       inflatable restraint systems, and salt. He served as Chairman of
HERE]         the Board and Chief Executive Officer of the Company from 1980 to 1989. Since then, he has continued as a non-employee director of the Company. He is a director of Avon Products, Inc.; NICOR, Inc. and its subsidiary, Northern Illinois Gas Company; and
              Whitman Corporation. Mr. Locke holds Bachelor of Business
              Administration and Master of Science degrees from the University of Mississippi.

[PHOTO OF       WILLIAM O. STUDEMAN, age 57, was elected a director of the
WILLIAM O.    Company in January 1996. Admiral Studeman retired from the Navy
STUDEMAN      in 1995 after a distinguished 33 year career including serving
APPEARS       as Deputy Director of Central Intelligence from 1992 until his
HERE]         retirement. Admiral Studeman is the Vice President and Deputy
              General Manager, TRW Systems Integration Group and a director of
              Premenos Technology Corporation. He holds a Bachelor of Arts degree from the University of the South and a Masters of Arts from George Washington University.

[PHOTO OF       DONALD C. TRAUSCHT, age 63, was elected a director of the
DONALD C.     Company in August 1993. He is the retired Chairman of the Board
TRAUSCHT      and Chief Executive Officer of Borg-Warner Security Corporation,
APPEARS       a supplier of security services and is Chairman of B W Capital
HERE]         Corporation, a private interest company. He served as the
              Chairman of the Board, President and Chief Executive Officer of
              Borg-Warner Security Corporation from 1993 to 1995; Chairman and
              President, Borg-Warner Corporation from 1990 to 1992; and as
              Vice President Finance and Strategic from 1987 to 1990. He is a director of Borg-Warner Automotive, Inc., Baker Hughes
              Incorporated, Blue Bird Corporation, IMO Industries, Inc., and
              ESCO Electronics Corporation. Mr. Trauscht holds a Bachelor of
              Science degree from St. Mary's College and a Master of Business
              Administration degree from the University of Chicago.

  THREE-YEAR TERM EXPIRING AT THE 1998 ANNUAL MEETING

[PHOTO OF       EDSEL D. DUNFORD, age 62, was elected a director of the
EDSEL D.      Company in January 1995. He served as President and Chief
DUNFORD       Operating Officer of TRW, Inc. from 1991 until his retirement in
APPEARS       December 1994. He served as Executive Vice President and General
HERE]         Manager of TRW Space and Defense Business from 1987 to 1991. Mr.
              Dunford is a director of Cooper Tire & Rubber Company; Blade
              Acquisition Corp., the holding company for Howmet Corporation;
              and is a trustee at the University of California, Los Angeles.
              Mr. Dunford holds a Bachelor of Science degree from the University of Washington and a Masters of Engineering degree from the University of California at Los Angeles.

[PHOTO OF       U. EDWIN GARRISON, age 69, retired as Chairman of the Board
U. EDWIN      October 1995 and retired as Chief Executive Officer of the
GARRISON      Company in June 1993 with 39 years of service. He served as
APPEARS       Chairman of the Board and Chief Executive Officer from July 1992
HERE]         to June 1993; Chairman of the Board, President and Chief
              Executive Officer from July 1991 to July 1992; and as President and Chief Executive Officer from July 1989 to June 1991. He has served as director of the Company since July 1989. Mr. Garrison is a director of Questar Corporation. He holds a Bachelor of Science degree in Mechanical Engineering from Mississippi State
              University.

[PHOTO OF       JAMES R. WILSON, age 56, has served as Chairman of the Board,
JAMES R.      President and Chief Executive Officer since October 1995 and
WILSON        President and Chief Executive Officer from October 1993 to
APPEARS       October 1995. He has served as a director of the Company since
HERE]         October 1993. He joined the Company in 1989 as Vice President and Chief Financial Officer and became Executive Vice President and Chief Financial Officer in 1992. Mr. Wilson is a director of Cooper Industries Inc., Rohr, Inc., First Security Corporation,
              Blade Acquisition Corp., and Howmet Corporation, and member of the Board of Trustees of the College of Wooster. He holds a Bachelors degree from the College of Wooster and a Masters of Business Administration from Harvard University.

COMMITTEES OF THE BOARD

  There are four standing committees of the Company's Board of Directors:
Audit, Compensation, Nominating, and Executive.

  The Audit Committee recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements and reviews the fees charged for such audits and for any special assignments given the auditors. The Committee reviews the annual audit and its scope, including the independent auditors' comment letter and management's responses; possible violations of the Company's business ethics and conflict of interest policies; any major accounting changes made or contemplated; and the effectiveness and efficiency of the Company's internal audit program. In addition, the Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors and the internal auditors' examinations. Members of this Committee are Messrs. Donald C. Trauscht (Chairman), Michael P.C. Carns, Neil A. Armstrong, L. Dennis Kozlowski, and William O. Studeman. The Committee met four times in fiscal year 1997.
All Committee members attended 75 percent or more of the Committee meetings while a member of the Committee.

  The Compensation Committee annually reviews and reports to the Board on the investment performance of the fund managers of the Company's retirement plans and makes recommendations to the Board with respect to the creation and amendment of compensation, retirement, and other benefit plans of the Company and its subsidiaries. The Committee also reviews and approves compensation actions for the Chairman of the Board and Chief Executive Officer, Executive Officers and other key employees. The Committee administers the Company's executive bonus programs and the stock option and awards plans. Members of the Committee are Messrs. Charles S. Locke (Chairman), Edsel D. Dunford, D. Larry Moore, James M. Ringler, and L. Dennis Kozlowski. The Committee met two times and took action by written unanimous consent two times in fiscal year 1997. Except for James M. Ringler, all members attended 75 percent or more of the Committee meetings while a member of the Committee. The Committee's report on Executive Compensation is set forth below.

  The Nominating Committee reviews the size and composition of the Board, evaluates individuals for potential membership on the Board, makes recommendations to the Board of individuals to fill vacancies or new positions, makes recommendations to the Board of individuals to be proposed to stockholders for election to the Board at annual meetings of stockholders, and makes recommendations to the Board regarding Committee structures and responsibilities. Members of the Committee are Messrs. James M. Ringler (Chairman), Edsel D. Dunford, D. Larry Moore, Charles S. Locke, and U. Edwin Garrison. The Committee had one meeting in fiscal year 1997. All Committee members attended 75 percent or more of the Committee meetings while a member of the Committee.

  The Executive Committee may exercise all of the powers and authority of the Company's Board, except that the Committee does not have the power to amend the Company's By-Laws or Certificate of Incorporation (except to fix the designations, preferences, and other terms of any of its preferred stock); authorize the issuance of stock; declare dividends; adopt an agreement of merger or consolidation; adopt a certificate of ownership and merger under Delaware law; or recommend to Company stockholders the sale, lease, or exchange of all or substantially all of its property and assets, a dissolution of the Company or a revocation of a dissolution. Members of this Committee are Messrs. James R. Wilson (Chairman), U. Edwin Garrison, and Charles S. Locke. The Committee took action by written unanimous consent once in fiscal year 1997.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The following table sets forth information as of August 29, 1997, with respect to the shares of the Company's common stock which are held by persons known to the Company to be beneficial owners of more than five percent of such stock.

     NAME AND ADDRESS                    AMOUNT OF NATURE             PERCENT OF
   OF BENEFICIAL OWNERS            OF BENEFICIAL OWNERSHIP(/1/)         CLASS
   --------------------      ---------------------------------------- ----------
FMR Corp...................  Aggregate Amount:              1,423,580    7.8
82 Devonshire Street         Sole Voting Power:(/2/)          138,680
Boston, Massachusetts 02109  Sole Dispositive Power:        1,423,580    7.8

GSB Investment Management
 Company...................  Aggregate Amount:              1,153,164    6.3
301 Commons                  Sole Voting Power:               388,858    2.1
Suite 1501                   Sole Dispositive Power:          823,721    4.5
Ft. Worth, Texas 76102       Shared Dispositive Power:(/2/)    63,025

--------
(/1/) As reported on Schedule 13G or provided by the stockholder. (/2/) Less than 1%.

  The following table shows the Company's common stock beneficially owned as of September 12, 1997, by each director and nominee for director and each of the Executive Officers named in the table on page 9, and the aggregate number of such shares beneficially owned by all directors and Executive Officers of the Company as a group (as used in this Proxy Statement the term "Executive Officer" means all officers of the Company designated as Executive Officers by the Board of Directors). Each named person and member of the group has sole voting and investment power with respect to the shares shown.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                                      SHARES
                                                                   BENEFICIALLY
       NAME                                                         OWNED(/1/)
       ----                                                        ------------
Neil A. Armstrong.................................................     1,100
Michael P.C. Carns................................................       200
Richard L. Corbin.................................................    35,239
Edsel D. Dunford..................................................     6,000
U. Edwin Garrison.................................................    81,772
L. Dennis Kozlowski...............................................     1,000
Joseph A. Lombardo................................................    66,284
Charles S. Locke..................................................     2,562
James E. McNulty..................................................    50,118
D. Larry Moore ...................................................         0
James M. Ringler..................................................     1,000
William O. Studeman...............................................       200
Donald C. Trauscht................................................       400
James R. Wilson...................................................   165,268
Bruce M. Zorich...................................................     9,500
All directors, nominees and Executive Officers as a group
 (22 persons, including those named)..............................   526,061

--------
(/1/) Including shares which may be acquired presently or within 60 days upon exercise of stock options: Messrs. Corbin 32,100; Garrison 44,000; Lombardo 63,200; McNulty 45,000; Wilson 155,650; Zorich 9,500; and all directors, nominees, and Executive Officers as a group 413,355 shares.

  No individual's beneficial holdings total more than one percent of the outstanding shares; the holdings of the group represent 2.8 percent of the outstanding shares.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  To the Company's knowledge based on review of copies of such reports furnished to the Company and written representations, all Forms 3, 4, and 5 required by Section 16(a) of the Securities Exchange Act of 1934 have been timely filed with respect to the most recently concluded fiscal year.


                            EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

  The Summary Compensation Table sets forth the compensation for the three fiscal years ended June 30, 1997, 1996 and 1995, both long-term and short-term, for services in all capacities earned by those individuals who were as of June 30, 1997, (i) the Chief Executive Officer, and (ii) the other four most highly compensated Executive Officers of the Company and subsidiaries.

                          SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                     ANNUAL COMPENSATION               COMPENSATION
                                            ------------------------------------- -----------------------
                                                                                    AWARDS     PAYOUTS
                                                                                  ---------- ------------
                                                                                  SECURITIES
                                                                                  UNDERLYING
              NAME AND                                            OTHER ANNUAL     OPTIONS/      LTIP         ALL OTHER
         PRINCIPAL POSITION            YEAR  SALARY  BONUS(/1/) COMPENSATION(/2/)   SARS #   PAYOUTS(/3/) COMPENSATION(/4/)
-------------------------------------  ---- -------- ---------- ----------------- ---------- ------------ -----------------
James R. Wilson                        1997 $540,000  $583,000       $     0        35,000     $850,000        $4,800
 Chairman of the Board,                1996  500,000   330,860             0        35,000      283,271         4,750
 President and Chief Executive Officer 1995 425,000   467,500              0        30,000     266,030         4,458

Richard L. Corbin....................  1997  235,000   209,250             0         7,500      336,000         4,650
 Senior Vice President                 1996  225,000   124,454             0         7,600            0         4,725
 and Chief Financial Officer           1995  210,000   189,000             0         5,000            0         6,300

James E. McNulty.....................  1997  225,000   198,450       324,884         7,500      274,000         4,770
 Executive Vice                        1996  207,000   102,000             0         6,700      178,072         4,680
 President Human                       1995  191,900   153,520             0         7,500      167,061         4,686
 Resources and
 Administration

Joseph A. Lombardo...................  1997  240,000   130,388             0         7,500      238,736         4,573
 Vice President and                    1996  230,000   127,266             0         7,600      227,180         4,300
 General Manager,                      1995  215,000   175,988             0         9,500      111,000         4,159
 Space Operations

Bruce M. Zorich(/5/).................  1997  200,000   180,000             0         3,000            0             0
 Vice President                        1996   41,666         0             0         6,500            0             0
 Fastening Systems                     1995        0         0             0             0            0             0
 President, Huck International, Inc.

--------
(/1/) Bonuses accrued under the Company's Key Executive Bonus Plan are paid after the fiscal year in which they are accrued.
(/2/) Amount paid to Mr. McNulty represents Supplemental Cash Payment pursuant to stock options granted prior to fiscal year 1992.
(/3/) The fiscal year 1997 LTIP payouts were made in August 1997 from the Company's Key Executive Long-Term Incentive Plan for the Plan period July 1, 1994, through June 30, 1997. The fiscal year 1996 and fiscal year 1997 LTIP payouts were made, respectively, with regard to the three-year Plan periods ended June 30, 1996, and June 30, 1995. Mr. Zorich participates in the Plan, but will not be eligible for Plan benefits prior to completion of the three-year Plan period ending June 30, 1999. LTIP payments are made 50 percent in cash and 50 percent Company common stock valued at market on the date of the end of the Plan period. Messrs. Wilson, Lombardo, and McNulty received 2,399, 835, and 1,381 shares respectively in 1995; Messrs. Wilson, Lombardo, and McNulty, received 1,872, 1,052, and 1,215 shares respectively in 1996; and Messrs. Wilson, Corbin Lombardo, and McNulty received 3,774, 1,539, 1,097, and 1,040 Shares respectively in 1997.
(/4/) The amounts are the Company's matching contributions on behalf of each named individual who made salary deferrals under the Company's Employee Savings and Investment Plan, a 401(k) plan. Amounts deferred are included in Salary compensation.
(/5/)  Mr. Zorich was elected an Executive Officer in October 1996.

STOCK OPTION GRANTS IN FISCAL YEAR 1997

  The table below shows the Company's stock option grants in fiscal year 1997 to the named Executive Officers. The 1989 Stock Awards Plan and 1996 Stock Awards Plan, pursuant to which these grants were made, authorizes the Compensation Committee to grant stock options, stock appreciation rights, shares of restricted stock and other awards valued by reference to the Company's common stock.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL REALIZABLE
                                                                                     VALUE
                                                                            AT ASSUMED ANNUAL RATES
                                                                                OF STOCK PRICE
                                                                            APPRECIATION FOR OPTION
                                INDIVIDUAL GRANTS(/1/)                             TERM(/2/)
                         ---------------------------------------            -----------------------
                                         PERCENT OF
                          NUMBER OF        TOTAL
                          SECURITIES    OPTIONS/SARS EXERCISE OR
                          UNDERLYING     GRANTED TO  BASE PRICE
                         OPTIONS/SARS   EMPLOYEES IN     PER     EXPIRATION
          NAME           GRANTED (#)    FISCAL YEAR     SHARE       DATE    0%     5%       10%
          ----           ------------   ------------ ----------- ---------- --- -------- ----------
James R. Wilson.........    35,000(/3/)     23.7       $38.625   8/15/2006  $ 0 $851,655 $2,149,955
Richard L. Corbin.......     7,500(/3/)      5.0        38.625   8/15/2006    0  182,497    460,597
Joseph A. Lombardo......     7,500(/3/)      5.0        38.625   8/15/2006    0  182,497    460,597
James E. McNulty........     7,500(/3/)      5.0        38.625   8/15/2006    0  182,497    460,597
Bruce M. Zorich.........     3,000           2.0        38.625   8/15/2006    0   72,999    184,239

--------
(/1/) All stock option grants are issued at market value on the date of grant. Issued options are exercisable one year after the date of grant and have a ten year term. Options lapse three months after the date of termination of employment except for retirement, death, or disability. For Executive Officers named in the table and other key employees, the stock option grants prior to October 1993 contain limited stock appreciation rights exercisable immediately only upon the change of control of the Company as defined on page 13 under the section Termination of Employment and Change of Control Agreements. Options issued to Executive Officers and certain key employees prior to June 1992 contain supplemental cash payments (tax gross-up payments) provisions. No stock option grants awarded subsequent to June 1992 by the Compensation Committee contain supplemental cash payments. James E. McNulty has 2,500 options eligible for tax gross-up.
(/2/) No gain will be realized by an optionee without an increase in the price of the Company's common stock which will correspondingly increase the value of the common stock outstanding held by all stockholders. A 5 percent and a 10 percent gain over the ten year option period would increase the total value of the Company's outstanding common stock by $446.5 million and $1,126.9 million respectively. There can be no assurance that the gains shown in the table will be realized since any gain is dependent on the performance of the Company's common stock price which is attributed to many factors including but not limited to Company performance and stock market conditions. The value of the realized gains shown in this table is provided solely for illustrative purposes in compliance with rules promulgated by the Securities and Exchange Commission.
(/3/)  Options were granted from the 1996 Stock Awards Plan.

STOCK OPTIONS EXERCISED DURING FISCAL YEAR 1997

  The following table presents information regarding the exercise during fiscal year 1997 of options held by the named Executive Officers on June 30, 1997 to purchase shares of the Company's common stock and the value of unexercised stock options.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                   FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                      NUMBER OF     VALUE OF
                                                     SECURITIES    UNEXERCISED
                                                     UNDERLYING   IN-THE-MONEY
                                                     UNEXERCISED  OPTIONS/SARS
                                                    OPTIONS/SARS     AT FY-
                                                      AT FY-END     END(/1/)
                                                         (#)           ($)
                                                    ------------- -------------
                       SHARES ACQUIRED  VALUE(/2/)  EXERCISABLE/  EXERCISABLE/
NAME                   ON EXERCISE (#) REALIZED ($) UNEXERCISABLE UNEXERCISABLE
----                   --------------- ------------ ------------- -------------
James R. Wilson.......          0        $     0      155,650/0   $6,322,734/0
Richard L. Corbin.....          0              0       32,100/0    1,284,375/0
Joseph A. Lombardo....          0              0       63,200/0    2,982,144/0
James E. McNulty......      9,700        391,031       45,000/0    1,981,968/0
Bruce M. Zorich.......          0              0        9,500/0      278,156/0

--------
(/1/) Value is calculated based on the closing New York Stock Exchange price of the Company's common stock as of June 30, 1997, minus the option exercise price.
(/2/) Value is calculated based on the average of the high and low New York Stock Exchange price on the day on which the option was exercised minus the option exercise price.

LONG-TERM COMPENSATION

  The following table sets forth information concerning the named Executive Officers participating in the Company's Key Executive Long-Term Incentive Plan for fiscal year 1997 for the three-year Plan period beginning July 1, 1996, and ending June 30, 1999.


                           LONG-TERM INCENTIVE PLAN
                          AWARDS IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE PAYOUTS
                                                       UNDER NON-STOCK PRICE -
                                    PERFORMANCES OR       BASED PLANS(/1/)
                                      OTHER PERIOD   ---------------------------
                                    UNTIL MATURATION     $        $        $
NAME                                   OR PAYOUT     THRESHOLD TARGET   MAXIMUM
----                                ---------------- --------- ------- ---------
James R. Wilson....................     3 Years       135,000  540,000 1,080,000
Richard L. Corbin..................     3 Years        47,000  188,000   376,000
Joseph A. Lombardo.................     3 Years        48,000  240,000   384,000
James E. McNulty...................     3 Years        42,187  168,750   337,500
Bruce M. Zorich....................     3 Years        37,500  150,000   300,000

--------
(/1/) Awards under the Company's Executive Long-Term Incentive Plan are based on attainment of predetermined earnings per share goals and return on capital for Executive Officers who are not also operating unit heads. For Executive Officers and other key employees who are also operating unit managers participating in the Plan, awards are based on attainment of predetermined goals, including pretax profit and return on total investment goals. The Plan provides that bonus payments be paid in a combination of cash and stock. The stock is valued at market value on June 30. Estimated Future Payouts are for the fiscal year 1997 Plan Period.

  The Plan provides a target bonus opportunity based on a percentage of each participant's base annual compensation determined by the participant's salary grade. The opportunity ranges from 60 percent of base annual compensation for the lowest salary grade covered by the Plan to 100 percent of base annual compensation for the highest salary grade covered by the Plan. The amount of the bonus award paid will vary from 25 percent of the target bonus opportunity being paid if the threshold bonus opportunity goals are achieved; 100 percent of the target bonus opportunity if the target bonus goals are achieved; and a maximum bonus of 200 percent of the target bonus opportunity if the maximum bonus targets are achieved.

RETIREMENT PLAN

  The Company maintains a defined benefit Pension Plan for non-bargaining unit employees and funds its entire cost. The following table shows the estimated annual benefits payable upon retirement (including amounts attributable to the defined benefit excess plan) for the specified compensation and years of service.

                              PENSION PLAN TABLE

                                  YEARS OF SERVICE
              ---------------------------------------------------------
REMUNERATION     15       20       25       30        35         40
------------  -------- -------- -------- -------- ---------- ----------
 $  200,000   $ 56,853 $ 78,054 $ 99,256 $120,457 $  141,658 $  156,458
    400,000   $117,003 $160,504 $204,006 $247,507 $  291,008 $  320,608
    600,000   $177,153 $242,954 $308,756 $374,557 $  440,358 $  484,758
    800,000   $237,303 $325,404 $413,506 $501,607 $  589,708 $  648,908
  1,000,000   $297,453 $407,854 $518,256 $628,657 $  739,058 $  813,058
  1,500,000   $447,828 $613,979 $780,131 $946,282 $1,112,433 $1,223,433

  As of June 30, 1997, the named Executive Officers had the following credit service for determining pension benefits: James R. Wilson, 8 years; Richard L. Corbin, 3 years; Joseph A. Lombardo, 8 years; and James E. McNulty, 8 years.

  Except for Bruce M. Zorich, all of the Executive Officers named in the Summary Compensation Table participate in the Plan. Pension benefits are based on the average earnings for the highest five consecutive years of the final ten years of service. Compensation included in the final average earnings for pension benefit computation includes base annual salary and annual bonuses but excludes payments from the Company's Executive Long-Term Incentive Plan and all other annual compensation shown in the Summary Compensation Table. Unreduced pension benefits are calculated pursuant to the Plan's benefit formula as a straight life annuity payable at age 67. Executive Officers of the Company retire at age 65. Benefits may be payable in the form of a joint and survivor or a ten-year certain option. Also, Messrs. Wilson, Corbin, Lombardo, and McNulty participate in an unfunded survivors income benefit plan which provides benefits to a surviving spouse of approximately 50 percent of a participant's base pay at death and continues until the participant would have attained age 65.

  Because the Pension Plan is subject to the benefit and compensation limits under the Internal Revenue Code of 1986 (the "Code"), the Company has established an unfunded Excess Benefit Plan that provides for payment of amounts that would have been paid to employees under the pension formula absent the benefit limitations of the Code.

  The Company also maintains a Supplemental Executive Retirement Plan ("SERP") designed to provide unfunded supplemental retirement benefits to certain Executive Officers and key employees of the Company. The SERP is designed to provide such selected employees a benefit at retirement equal to 60 percent of the participant's average five highest consecutive years of compensation during the last ten years. Plan benefits are offset by amounts the participant receives from the Company's Retirement Plan, Excess Benefit Plan, and any pension benefits received from other employer plans including military pensions. A reduced early retirement benefit is available only at the discretion of the Chairman of the Board or President. The SERP provides accelerated benefit accrual, vesting, and payment in the event of death and a change of control of the Company as defined by the Board of Directors. Messrs. Wilson, Lombardo, Corbin, and McNulty participate in the SERP.

  The Company may fund and secure all or a part of the Excess Benefit Plan and SERP benefits through the use of a "Rabbi" Trust meeting the Code requirements. All such funding is subject to the claims of the Company's creditors.

  Bruce M. Zorich participates in the Huck International, Inc. Personal Retirement Account Plan ("PRA"), a cash balance plan, providing benefits based on age and salary. Mr. Zorich's estimated annual retirement benefit at age 65 is $37,875.

  Mr. Zorich also participates in the Huck International, Inc., Supplemental Executive Retirement Plan ("SERP") which is designed to provide supplemental benefits in addition to the PRA benefits. Mr. Zorich's estimated SERP benefits payable in the form of a lump sum at age 65 is $189,474.

                                TERMINATION OF
                  EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

  The Company has entered into change of control employment agreements with Messrs. Wilson, Corbin, Lombardo, McNulty, and Zorich and with certain other key employees. These agreements are intended to provide for continuity of employment in the event of a change of control as defined by the agreements, including the following events: (i) acquisition by any person of 20 percent or more of the voting securities of the Company; (ii) changes of the "incumbent Board" as defined in the agreements; (iii) reorganization, merger, or consolidation of the Company; or (iv) liquidation or sale of the Company. Each of the agreements requires continued employment of the executive following a change of control on a basis equivalent to his employment immediately before such change. In the event that during the three-year period following a change of control, the executive terminates his employment for "good reason" (as defined in the agreements) or for any reason during the 30-day period commencing one year after the change of control or the Company terminates the executive's employment "without cause" (as defined in the agreements), the executive would be entitled to receive a lump sum payment equal to three times the sum of the executive's salary, average long-term bonus, and highest annual bonus plus service and earnings credits under any Company retirement plan which would have been earned during the employment period and the continuance of fringe benefits during the three years after such termination. The agreements provide that payments from the Company which (a) constitute "parachute payments" as defined in Section 280G of the Code and (b) would subject the executive to the 20 percent excise tax (the "Excise Tax") contained in Section 4999 of the Code, will be "grossed up" by an additional payment in an amount defined by the agreements which takes into account the Excise Tax, tax penalties, and interest, as the case may be, with respect to any such "parachute payments." The amounts of such parachute payments, pursuant to the terms described above, are only determinable with specificity on the date such payment obligations, if any, are triggered. With respect to the salary, annual bonuses, and long-term bonuses shown in the Summary Compensation Table, the estimated benefits payable under the foregoing agreements for Messrs. Wilson, Corbin, McNulty, Lombardo, and Zorich are $9.4, $3.4, $3.4, $4.6, and $2.1 million respectively.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

Compensation Policy

  The Committee's Compensation Policy is designed to provide a competitive compensation program to attract, retain, motivate, and reward talented individuals as Executive Officers and as key employees of the Company. The compensation program is administered by the Committee. The Committee's policies are implemented by the Company's compensation and benefits staff under the direction of the Executive Vice President of Human Resources and Administration. The components of the program include base annual salary, short and long-term incentives, benefits, and perquisites. Compensation grades, ranges, and midpoints adopted by the Committee are set based upon nationally recognized compensation surveys: (i) the Hewitt Management Compensation Survey 777 consisting of 319 companies, (ii) Towers Perrin Compensation Data Bank consisting of 507 companies, and (iii) the Summit (AIA) survey of 51 aerospace companies. The Committee also considers the compensation of peer group companies listed in the Standard & Poor's Aerospace/Defense Index. Base salaries are set to correspond approximately with the mean of salaries offered for like positions by comparable companies. Short and long-term incentives are designed to provide above average total compensation when performance of the Company or an operating unit exceeds targets set by the Committee. Annual incentives are related to the Company and operating unit performance and individual achievement of qualitative individual and strategic goals. Long-term incentives are designed to balance management focus between short and long-term goals and to provide capital accumulation linked to Company or operating unit performance. The total compensation program is designed to reflect the overall level of the Company's or operating unit's financial performance and achievement of strategic goals. Total compensation will vary from year to year depending on the actual performance achieved against the predetermined goals set both financially and qualitatively.

  The executive pay structure consisting of fourteen salary grades has been compressed to seven salary grades and the spread between the maximum and minimum ranges from the salary mid-points widened. This change reflects the trend in compensation design practices towards a flatter pay structure with wider salary ranges.

  The Key Executive Bonus Plan, an annual bonus plan, was amended effective July 1, 1997, providing uniformity in the minimum and maximum Target Bonus opportunities and the Key Executive Long-Term Incentive Plan, a three year long-term incentive plan, was amended to conform Target Bonus opportunities to the new salary grades.

  Reflecting the Committee's objective of tying a larger portion of executive compensation to the performance of the Company's common stock, the Committee adopted stock ownership guidelines. The stock ownership guidelines for the Chief Executive Officer are three times base annual salary to be achieved over five years and for Executive Officers directly reporting to the Chief Executive Officer, two times base salary achieved over five years.

  The Key Executive Long-Term Incentive Bonus Plan was also amended effective July 1, 1997, to provide that 50% of the Target Bonus opportunity, ranging from 65% to 100% of base annual compensation, be awarded 50% in cash and 50% in shares of the Company common stock. The number of shares of Company common stock awarded at the beginning of each three year Plan period is valued at the market value on July 1. The number of shares awarded the participant at the end of the three year Plan period is based on achievement of the level of earnings and return on investment targets as set by the Committee at the beginning of the Plan period.

  The Committee amended the stock option grant procedures. Beginning with the fiscal year 1998 grants, stock option grants vest over a three year period, one-third each year, compared to the current one year vesting period.

  The principal elements of the compensation program administered by the Committee under the Compensation Policy for the Chief Executive Officer; the Executive Officers, including the Chief Executive Officer; and other key employees are as follows:

Base Annual Salary

  Base annual salaries are set against one of seven established salary grades reflecting the position, duties, and level of responsibilities of each Executive Officer, including the Chief Executive Officer, and each other key employee.

Annual Bonus Program

  The Key Executive Bonus Plan provides annual cash incentive opportunities to Executive Officers and other key employees selected by the Committee. Each bonus award is based upon the Company or respective operating unit achieving predetermined earnings goals and the attainment of individual qualitative strategic goals relative to the participant's position, duties, and responsibilities with the Company ("Target Bonus Goals"). The Board of Directors sets the Company's earnings goals effective the beginning of the fiscal year. Subject to Committee review and approval, the Chief Executive Officer sets the earnings and strategic goals for operating unit participants. The Plan permits Committee discretion in adjusting incentives for Plan participants (as well as penalties for non-achievement) of certain predetermined qualitative strategic, operating, and financial goals not necessarily tied to earnings of the Company ("Strategic Goals").

  The Plan also permits the Committee to designate employees including Executive Officers as Special Participants to receive discretionary bonus payments made by the Committee in recognition of outstanding achievements or accomplishments. During the fiscal year, two Executive Officers received discretionary bonus payments as Special Participants.

   Annual bonuses accrued for fiscal year 1997 reflect the level of earnings achieved for Corporate or operating unit Plan participants, and achievement of strategic goals. All Executive Officers, including the Chief Executive Officer, named in the Summary Compensation Table earned bonuses from the Plan.

Long-Term Incentive Plan

  The Key Executive Long-Term Incentive Plan is designed as a long-term incentive program for Executive Officers and other key employees in a position to substantially influence the performance of the Company. The Plan authorizes payment of incentive bonuses based on achievement of financial goals for the Company and its operating units predetermined by the Committee at the beginning of each three year Plan period. For Executive Officers, including the Chief Executive Officer, who are not operating unit managers, the financial goals are based on earnings per share growth and return on total capital of the Company. For each operating unit manager of the Company, the financial goals are growth in operating profits and return on total investment at that unit. Messrs. Wilson, Corbin, Lombardo, and McNulty have earned bonuses from the Plan. Bruce M. Zorich will be eligible for a bonus payment, if earned, for the plan period ending June 30, 1999.

Stock Options

  The Committee has determined that providing stock based compensation awards to Executive Officers and other key employees who are in a position to impact the future performance of the Company is an integral part of the compensation package. The Company's 1989 and 1996 Stock Awards Plans approved by shareholders, authorize the Committee to grant stock options, stock appreciation rights, shares of restricted stock, and other stock awards. The number of shares granted to an individual is based on Committee established guidelines relating to the recipient's position, salary grade, and stock price.

Perquisites

  The Committee reviews annually the Executive Officers', including the Chief Executive Officer's, perquisites to determine if they are competitive and reflect the usual and customary industry practices based on compensation survey data.

Determination of the Chief Executive Officer's Compensation

  The fiscal year 1997 compensation for Mr. James R. Wilson, Chairman of the Board, President and Chief Executive Officer, consists of a base annual salary, an annual bonus, long-term incentive bonus, stock option grant, employee benefits provided to salaried employees as a group, and perquisites that are usual and customary for the position.

  The Committee has determined Mr. Wilson's salary grade, salary range, and midpoint based on his position as Chairman of the Board, President and Chief Executive Officer using the salary data described above. The size of the Company; the aerospace, defense, and fastening systems industries and the markets the Company serves; as well as Mr. Wilson's participation on the Board of Directors of Howmet in which the Company maintains a 49 percent equity ownership with call option for 100 percent equity ownership, were considered by the Committee in setting Mr. Wilson's salary level for fiscal year 1997. Mr. Wilson's base annual salary was correspondingly increased from $540,000 to $575,000 effective October 1, 1997, as the result of such review.

  Pursuant to the terms of the Key Executive Bonus Plan for fiscal year 1997, Mr. Wilson received an annual bonus award of $583,000 or 200 percent of his Target Bonus Opportunity (the maximum bonus award under the Plan). The payment reflects the achievement of the maximum earnings per share goal and subjectively measured qualitative goals under the Plan as reviewed by the Committee.

  Mr. Wilson's fiscal year 1997 Key Executive Long-Term Incentive Plan bonus plan payment of $850,000 represents the achievement of earnings per share and return on capital financial goals exceeding the target goals established at the beginning of the three year plan period beginning July 1, 1994. This bonus payment is paid 50 percent in cash and 50 percent in Company common stock based on the market price on June 30, 1997.

  Mr. Wilson's compensation and the compensation of the other named Executive Officers in the Summary Compensation Table reflect the financial performance of the Company and its operating units and accomplishments achieved as the result of strategic actions taken to reposition the Company in commercial markets and make the Company less dependent on federally funded defense and aerospace programs. Since the beginning of the five year performance period beginning July 1, 1992, and ending June 30, 1997, total shareholder value including the assumed reinvestment of dividends, has increased approximately 487 percent compared to the Standard & Poor's 500 Index of approximately 246 percent.

1993 Tax Act Compensation Limits

  Section 162(m) of the Code adopted under the 1993 tax law changes, restricts the tax deductibility for certain non-formula performance based executive compensation exceeding $1 million. Messrs. Wilson's and McNulty's compensation exceeds the $1 million compensation limit for fiscal year 1997. To the extent that such compensation in excess of the $1 million dollar limit does not meet the performance base compensation requirements, the Company may not receive the benefit of a corresponding tax deduction. The Committee has determined that retaining the flexibility of discretion in determining all or part of the criteria for Executive Officer incentive compensation awards outweighs the tax benefit of the corresponding tax deduction that might otherwise have been received for such compensation meeting Internal Revenue Code requirements.

                                          COMPENSATION COMMITTEE

                                            Charles S. Locke, Chairman

                                            Edsel D. Dunford

                                            L. Dennis Kozlowski

                                            D. Larry Moore

                                            James M. Ringler


  The report of the Compensation Committee and the following stock performance graph are not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

                               PERFORMANCE GRAPH

  The following graph presents a comparison of the cumulative stockholder return reflected by dollars on the common stock of the Company for the five year period beginning July 1, 1992, and ending June 30, 1997, as measured against (i) the Standard & Poor's 500 Stock Index and (ii) the Standard & Poor's Aerospace and Defense Index.

  The returns shown assume that $100 was invested in Thiokol Corporation common stock starting on July 1, 1992. The returns shown also assume that all dividends paid during the five year period were reinvested.



                       [PERFORMANCE GRAPH APPEARS HERE]

                                      6/92    6/93   6/94   6/95   6/96   6/97
                                     ------- ------ ------ ------ ------ ------
Thiokol Corporation................. $100.00 140.28 158.91 204.29 271.49 487.46
Standard & Poor's 500 Index......... $100.00 113.61 115.31 145.13 182.94 246.18
Standard & Poor's Aerospace/Defense
 Index.............................. $100.00 129.53 154.87 214.68 294.85 374.99

            2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Upon recommendation by the Audit Committee, the Board of Directors has appointed Ernst & Young LLP ("Ernst & Young") as its independent auditors for the fiscal year ending June 30, 1998. At the Board's direction, the appointment of Ernst & Young is being presented to the stockholders for ratification at the 1997 meeting. While ratification is not required by law or the Company's Certificate of Incorporation or By-Laws, the Board believes that such ratification is desirable. In the event this appointment is not ratified by stockholders, the Board will consider that fact when it appoints independent auditors for the next fiscal year.

  Ernst & Young was the Company's independent auditors for fiscal year 1997 and for all prior years since 1969. Audit services provided to the Company by Ernst & Young during fiscal year 1997 consisted of examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various related reports, as well as services relating to filings with the Securities and Exchange Commission, and pension, savings, and welfare plan audits.

  Representatives of Ernst & Young are expected to be present at the 1997 Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions relating to that firm's examination of the Company's financial statements for fiscal year 1997.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG.

               DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

  Management does not now intend to bring before the 1997 Annual Meeting any matters other than those disclosed in the notice of the meeting. Should any matter requiring a vote of stockholders be properly brought before the meeting by or at the direction of the Board of Directors, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment.

  For business to be properly brought before an annual stockholders' meeting by a stockholder, advance written notice in accordance with the By-Laws of the Company must be received by the Corporate Secretary of the Company at its principal executive offices.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Stockholder proposals intended for the proxy statement for the 1998 Annual Stockholders' Meeting must be received by the Corporate Secretary of the Company at its principal executive offices no later than May 17, 1998.

                          ANNUAL REPORT AND FORM 10-K

  The Company will provide, without charge, upon written request from any person solicited herein, a copy of the Thiokol Corporation Annual Report and Form 10-K filed with the Securities and Exchange Commission. Requests should be directed to the Manager, Investor Relations, Thiokol Corporation, 2475 Washington Blvd., Ogden, Utah 84401-2398.

                                          By Order of the Board of Directors,

                                          Edwin M. North
                                          Secretary

Ogden, Utah
September 12, 1997

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